UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): AUGUST 1, 2011 (JULY 27, 2011)

                 TIRE INTENATIONAL ENVIRONMENTAL SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)


          NEVADA                        000-28323                 98-0368586
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)           Identification No.)


               1620 CYPRESS GARDENS ROAD, MONCKS CORNER, SC 29461
              (Address of principal executive offices) (Zip Code)


                                 (843) 761-7955
               Registrant's telephone number, including area code


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 27, 2011 Tire International Environmental Solutions Inc. (the "Company") entered into a Consulting Agreement (the "Agreement") with Intuitive Research (the "Consultant"). Under the Agreement the Consultant will provide the Company a marketing study to be used in the Company's business plan and anticipated privately placed corporate non-rated debt financing, deliver a product line sales plan and execution plan, identify target big box sales and purchase orders for 2012 pipeline, develop the business to business sales plan to included hospitality and commercial channels and to create and manage customer product demand programs such as social media, installers networks and product knowledge programs. The Company will compensate the Consultant through the issuance of 100,000 shares of its restricted common shares. The Company will also reimburse the Consultant for certain expenses on a monthly basis.

The Consultant's principal executive has extensive marketing and product sales experience over a 20 plus year career as Executive Director of Sales for a $45 million manufacturer headquartered in Berkeley County, South Carolina. This manufacturer was brought to Berkeley County by the Company's Director Jim Rozier in 1996 while he was the County's Executive. The Consultant's services will allow the Company to refine its business plan, develop its short and long term marketing strategy and decide on the proper product mix allocation of the increased production under construction at the Company's Moncks Corner, South Carolina tire recycling and recycled rubber manufacturing facility.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.

August 1, 2011
                              By: /s/ Martin Sergi
                                  Martin Sergi
                          Its: Chief Financial Officer